Producers deliver nearly 100% of cattle requirements

USPB Completes
Record Fiscal Year

By Steve Hunt, CEO

In fiscal year 2011, U.S. Premium Beef eclipsed last year’s record for average per head and total grid premiums. Unitholders and associates who delivered to USPB’s Kansas and California plants received an average of $41.45 per head above the cash market, or nearly $30.5 million in total grid premiums. For more detail on 2011 Kansas cattle performance see FY 2011 Kansas Cattle Performance Summary in this issue.

    Our unitholders and associates continued to utilize a high percentage of delivery rights during fiscal year 2011 as nearly 100% of the total delivery rights were used to market cattle.

    USPB unitholders also saw record high values

In total, USPB paid nearly $30.5 million in
grid premiums, or $41.45 per head,
during fiscal year 2011.

paid for both Class A and Class B units in fiscal year 2011. Class A units sold for as much as $225 per unit while Class B units recorded a high price of $550 per unit. The combined value of those Class A and Class B units was a record $775.00. For more information on unit sales see Company Unit Sale Prices Stronger in Fiscal Year 2011 on page 3.

    Regarding financial results, our fiscal year ended August 27 and final results are not yet available. However, we are encouraged by our company’s record performance during the first three quarters of the fiscal year.

    Another USPB service to our unitholders is to facilitate the leasing of their unused delivery rights to other producers. This service worked well for both parties in fiscal year 2011 with lease rates priced at $7 per delivery right. Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who leased delivery rights through the USPB facilitated

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Record high Quality grade and Overall premium was paid

FY 2011 Kansas Cattle
Performance Summary

By Brian Bertelsen, Vice President, Field Operations

Cattle delivered by USPB producers once again set new records in fiscal year 2011. Overall premium for all USPB cattle delivered to our Kansas plants was record high at $42.47 per head more than if they were marketed on the average cash, live market as shown in Table 2 on page 3. That’s an impressive eight dollars higher than the previous record set last year. However, that is only the first of a long list of records set during the fiscal year ending August 27, 2011.

    Figure 1 on page 2 shows the record high average subtotal grid premium of $31.35 per head. Subtotal premium is purely from the grid itself, without Age & Source Verification (ASV) or natural program rewards.

    Table 2 also lists the premium breakdown for the last four fiscal years. During fiscal year 2011, a record high, 26.6% of all cattle delivered to our Kansas plants were ASV. As a result, the ASV

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Encourages producers to ask for another comment period

USPB Continues to Monitor
Proposed GIPSA Rule

While there has been no news from USDA regarding completion of the economic analysis of the proposed GIPSA rule on livestock marketing, USPB continues to monitor the rule. “We believe there needs to be another comment period to allow for additional input on the rule after completion of the economic analysis that is currently in progress,” CEO Steve Hunt says.

    “We believe it is important that producers have an opportunity to review the analysis and any changes that might be made as a result of that analysis in order to identify further changes that will minimize the damage this rule will cause the U.S. beef industry,” he adds. “Our position continues to be that an unintended consequence of the proposed rule would be damaging to producers of all sizes, but especially harmful to smaller producers that the rule is supposedly designed to help.

    “As we’ve told USDA and members of Congress, our records show that producers of all sizes have benefited from marketing cattle on USPB’s value-based grids,” Hunt adds. “However, our smallest producers typically have earned the largest premiums per head.

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Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

FY 2011 Kansas Cattle Performance…	continued from page 1

secutive year. The percentage Choice and Prime was 75.21%. This was 0.63% higher than the previous record set during fiscal year 2010. It was also an amazing 20% higher than the company’s record low during fiscal year 2006, only five years earlier. Even the Ungraded percentage, at 1.32%, was record low during fiscal year 2011. Ungraded includes carcasses that do not grade USDA Select or better. By comparison, USDA reports the nation-wide average was 5.04% Ungraded.

  Improvements in Quality grade occurred throughout the industry. Carcasses from fed cattle graded by USDA in U.S. packing plants averaged 65.73% Choice and Prime. This was the highest industry average during company history. USPB carcasses continued to have about 10% more Choice and Prime carcasses than the entire industry, as they have for the last four years.

Even though the Choice/Select spread was low, Quality grade premiums were still the greatest contributor to Overall premium on USPB’s grids.

The Choice/Select spread was the second lowest in company history. However, due to record high Quality grades, the total Quality grade premium was still the company’s second highest at $21.33 per head. This was just $1.26 per head below the record set during fiscal year 2004 when Choice/Select spreads averaged $13.73 which was the second highest in company history.

   A record percentage of USPB carcasses qualified for the Certified Angus Beef (CAB) and Black Canyon Premium Reserve (BCPR) branded beef labels. The percentage of USPB cattle that were black-hided was record high at 76.44%. By comparison, new USDA reports show the national average to be 63.38% black-hided across the industry during fiscal year 2011.

  Within the USPB black-hided cattle, a record high 30.45% of them met the remaining criteria for the CAB brand. By comparison, the CAB Program reports the industry average CAB certification rate of all black-hided cattle to be 24.1%. A record high 19.46% of USPB black-hided cattle also certified for BCPR. Combined, 50% of all USPB black-hided cattle received a branded beef label premium during fiscal year 2011.

reward across all USPB cattle was record high. Values for ASV in Table 2 show the total ASV dollars paid divided by all USPB cattle delivered to Kansas plants. Total ASV rewards were over $6 million for cattle delivered to Kansas plants.

  Premiums for the top 75%, 50%, 25% and even the bottom 25% were all record high. Total premiums paid for all USPB cattle delivered to Kansas plants was $29.4 million during fiscal year 2011. This was $5.9 million greater than the old record set during the previous year.

    New Quality grade records were set for the fourth con-

    Yield, or dressing percentage, was record high. The Yield benefit, or the benefit of selling carcass weight at a carcass price compared to selling live weight at a live price, was also record high at $15.53 per head. This was an impressive $4.46 per head more than the previous record set during fiscal year 2009.

    Outweight discounts were similar to the previous year. However, they were still the fourth largest in company history due to the trend toward heavier carcasses.

    Live pay weight and carcass weights were both the second highest in company history. On average, USPB carcass weights have been steadily increasing at a rate of 3.7 pounds per year throughout company history. This trend is similar across the industry.

    Apparent total feedlot gain is the difference between live pay weight and in weight. On average, 534 pounds of gain were added to USPB cattle during the feedlot finishing period which was the third highest on record. However, days fed was lower, so the apparent average daily gain was record high at 3.45 pounds per day.

    Average USPB Yield Grade (YG) was the lowest in ten years, although only slightly lower than the previous year. Percentage of YG 1 carcasses was record high. As a re-

Company Unit Sale Prices
Stronger in Fiscal Year 2011

By Tracy Thomas, Vice President, Marketing

The volume of USPB Class A and Class B units sold in fiscal year 2011 was similar to the previous year ’s total but the prices paid for units during fiscal year 2011 were significantly higher. De-linking of Class A and Class B units provided USPB unitholders greater flexibility to market USPB units during fiscal year 2011. Also, the website www.AgStockTrade.com provided unitholders a means to effectively and anonymously place buy and sell offers for Class A and Class B units.

    During fiscal year 2011, a total of 580 “Class A’s with Delivery Rights This Year” (which means they were marketed with delivery rights available in fiscal year 2011) traded for an average price of $180.30 per unit. There were 2,150 “Class A’s with Delivery Rights Next Year” (delivery rights had been used in fiscal year 2011 and new delivery rights will be available in fiscal year 2012) sold

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USPB Annual Meeting
To Be Held on Dec. 7

U.S. Premium Beef’s fiscal year 2011 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on December 7. Attendees will hear reports from CEO Steve Hunt on USPB’s fiscal year results and from National Beef CEO Tim Klein on our processing company’s results.

    There are two positions on USPB’s Board of Directors up for election. Rex McCloy, Morse, TX, and Jeff Sternberger, Ingalls, KS, currently hold these positions. Both have indicated they will seek re-election for an- other three-year term.

    Members and associates who want to make hotel reservations to attend the annual meeting should call the Hilton at 816-891-8900 and mention they are with the “U.S. Premium Beef group”. The USPB rate is $104.00 plus tax per night.w

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USPB Makes
Cash Distribution

USPB’s Board of Directors authorized a cash distribution for the third quarter of tax year 2011. The purpose of the distribution is to assist unitholders who are making quarterly estimated tax payments. The distribution was mailed on September 9 and was equal to $1.71 per Class A unit and $14.97 per Class B unit, for a total of $16.68 per combined unit. This distribution makes the total distribution to USPB’s unitholders for tax year 2011 equal to $52.57 per combined unit.w

USPB Completes Record Fiscal Year...        continued from page 1

program in fiscal year 2011 received average grid premiums of $43.79 per head which was $2.34 per head above the company average.

    I encourage you to attend our annual meeting on December 7 in Kansas City, MO, to learn more about your company’s financial and cattle performance during fiscal year 2011.w

USPB Continues to Monitor Proposed…     continued from page 1

    “Where our industry is currently at relative to cattle numbers, feed costs, the potential drought impact on Quality grade in the coming years, we believe it is critically important that our industry has a value-based system in place that rewards producers for marketing higher Quality grading cattle. The proposed GIPSA rule, as it is now written, could jeopardize the system we have in place today, which then would encourage all producers to market their cattle based on factors other than achieving a high Quality grade endpoint,” he notes.

    USPB continues to encourage producers to contact elected officials and industry organizations about their concerns with the proposed rule and to ask them to request USDA to hold another comment period after completion of the economic analysis.w

Company Unit Sale Prices Stronger…        continued from page 3

for an average of $204.41 per unit in fiscal year 2011.

    In total, there were 2,730 Class A units (combining both classes of Class A units) sold in fiscal year 2011 for an average price of $199.29. The number of Class A units sold in fiscal year 2011 was 0.37% of the total number of USPB Class A units.

    During fiscal 2011, USPB unitholders sold 1,150 Class B units for an average of $470.74. This was 0.15% of the total outstanding Class B units.

    For comparison with fiscal year 2010 sales it should be noted that all sales of Class A and Class B units were sold as “linked” units in that year. During fiscal year 2010, a total of 3,800 linked Class A and Class B units sold for an average of $153.82. By comparison, a combined average of 3,880 Class A and Class B unit sales represented a price of $670.03 during fiscal year 2011.

   Buy and sell orders for USPB Class A and Class B units can be reviewed at www.AgStockTrade.com. If you wish to place a buy or sell offer, please call the USPB office at 866-877-2525 for more information on obtaining a user name and password. This system allows unitholders greater flexibility and liquidity for their investment in USPB.w

FY 2011 Kansas Cattle Performance…     continued from page 1

sult, Yield Grade discounts were also the lowest in ten years. Even more impressive is the fact that for the fourth consecutive year, average Yield Grade decreased, or became leaner, while Quality grade increased.

  As Table 2 illustrates, even though the Choice/Select spread was low, Quality grade premiums were still the greatest contributor to overall premium on USPB’s grids, just as they have every single year. The lower spreads have been offset by record high Quality grades, meaning more total pounds qualify for the premium. In addition, record high levels of CAB and BCPR brands continue to bolster the Quality grade premium.

  Yield benefit, which has always been the second biggest factor, increased substantially to a new record high. Yield Grade and Outweight discounts were slightly smaller than in recent years. The steer/heifer premium was discontinued in January 2011.

  Special programs such as ASV and natural continue to add substantially to the overall premium of all USPB cattle. However, Subtotal premium, or premium from the grid alone without special programs, was still record high.

   Next month we will continue to summarize fiscal year 2011 cattle grid performance. For a complete overview, be sure and attend the USPB Annual Meeting on December 7, 2011, in Kansas City, MO.w